EXHIBIT 5.1









                                            May 20, 2002




HomeGold Financial, Inc.
1021 Briargate Circle, Suite B
Columbia, SC 29210

     RE: Registration Statement on Form S-8 of Common Stock Subject to HomeGold Financial, Inc. 1995 Employee and Officer Stock Option Plan & HomeGold Financial, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

         The opinion set forth below is rendered with respect to the 900,000 shares, $.001 par value, of common stock of HomeGold Financial, Inc., a South Carolina corporation (the "Company"), that will be registered with the
Securities and Exchange Commission by the above-referenced Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, in connection with the HomeGold Financial, Inc. 1995 Employee and Officer Stock Option Plan and the HomeGold Financial, Inc. Employee Stock Purchase Plan (the "Plans"). We have examined the Company's Articles of Incorporation, and all amendments thereto, the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company without further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the accuracy and completeness of the information contained therein.

         Based on the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that upon satisfaction of any vesting and other conditions set forth in the Plans and in any applicable stock award agreement or letter, shares of the Company's common stock covered by the above-referenced Registration Statement that are issued after the date hereof under and in compliance with the terms of the Plans will be legally issued, fully paid and non-assessable.

         The foregoing opinion assumes (i) that any action by the Board of Directors of the Company, or any committee thereof, approving the terms of any award under the Plans will be taken in compliance with the articles and bylaws of the Company and applicable provisions of the South Carolina Code, as amended, and (ii) that any committee of the Board of Directors of the Company that

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approves  the terms of any stock  award  will  have  been duly  established  and authorized in accordance with the articles and bylaws of the Company, the terms of the Plans and all applicable provisions of the South Carolina Code, as amended.

          This opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. We express no opinion with regard to any matter that may be (or which purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act. This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

         This opinion is rendered solely for your benefit in connection with the Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plans and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent. We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plans.


                            Very Truly Yours,

                            /s/ WYCHE, BURGESS, FREEMAN & PARHAM, P.A.